Exhibit 99.1
                     PHC, INC. ANNOUNCES RECORD FISCAL 2005
                  FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

                  Strongest Quarter and Year in Company History

FOR IMMEDIATE RELEASE

Company Contact:                                   Investor Relations Contact:
___________________                                ___________________________
PHC, Inc.                                          Hayden Communications, Inc.
Bruce A. Shear                                     Matthew Hayden
978-536-2777                                       843-272-4653

>> RECORD FOURTH QUARTER REVENUE OF $9.3 MILLION FOR THE QUARTER ENDED JUNE 30, 2005 VS. $7.6 MILLION FOR THE QUARTER ENDED JUNE 30, 2004

>> RECORD FOURTH QUARTER 2005 EARNINGS OF $1.1 MILLION OR $0.06 PER SHARE, VS. EARNINGS OF $532,000 OR $0.03 PER SHARE FOR THE SAME PERIOD LAST YEAR

>> FISCAL YEAR 2005 REVENUES INCREASE 27.8% VS. YEAR-AGO PERIOD; FULL-YEAR BASIC EPS OF $0.18 VS. $(0.02) LAST YEAR

>>   SHAREHOLDERS' EQUITY INCREASED 69.6% TO $9.1 MILLION FROM JUNE 30, 2004

>>   ANNUAL  PHARMACEUTICAL  STUDY  REVENUES  UP MORE THAN 260% OVER FISCAL YEAR
     2004

>> COMPANY IN FINAL PERMITTING STAGES FOR NEXT 20 BEDS AT DETROIT BEHAVIORAL INSTITUTE; ANNOUNCES PLANS FOR NEW FACILITY NEAR LAS VEGAS

Peabody, Mass., September 20, 2005 -- PHC, Inc., d.b.a. Pioneer Behavioral Health (OTC Bulletin Board: PIHC), a leading provider of inpatient and outpatient behavioral health services and pharmaceutical research, today announced record financial results for its fiscal 2005 fourth quarter and full-year period ended June 30, 2005. The record results were due to increases in all three operating segments, as well as significant increases in patient days and improved collections.

                                        Key  Financial  Indicators
                                    (all  numbers in thousands, except per-share
                                     amounts)

                                     Q4 2005    Q4 2004    Increase   % Change

Consolidated revenues                 $9,273     $7,585     $1,688      22.3%
Patient care revenues                 $7,191     $6,095     $1,096      18.0%
Pharmaceutical study revenues         $1,125     $  746     $  379      50.8%
Contract support service revenues     $  957     $  744     $  213      28.6%
Income from operations                $1,040     $  561     $  479      85.4%
Net Income                            $1,091     $  532     $  559     105.1%
Earnings per share - Basic            $ 0.06     $ 0.03     $ 0.03
Earnings per share - Diluted          $ 0.06     $ 0.03     $ 0.03

                                    (all  numbers in thousands, except per-share
                                     amounts)
                                     FY 2005    FY 2004    Increase   % Change
                                                          (decrease)
Consolidated revenues                $34,063    $26,649     $7,414      27.8%
Patient care revenues                $26,087    $22,418     $3,669      16.4%
Pharmaceutical study revenues        $ 4,509    $ 1,246     $3,263     261.9%
Contract support service revenues    $ 3,467    $ 2,984     $  483      16.2%
Income from operations               $ 3,587    $   146     $3,441    2356.8%
Net Income (loss)                    $ 3,156    $  (257)    $3,413    1328.0%
Earnings (loss) per share - Basic    $  0.18    $ (0.02)    $ 0.20
Earnings (loss) per share - Diluted  $  0.17    $ (0.02)    $ 0.19




                                    -- 4 --

Other Fourth Quarter Operational Highlights:

o 18th consecutive profitable quarter, excluding previously reported litigation settlement and related legal costs.
o Patient days increased more than 6,500 days for the 2005 fiscal year compared to year ago period
o The Company announced plans to open 60-bed psychiatric and chemical dependency hospital near Las Vegas in late calendar 2006
o The Company is in the process of acquiring the final permits to open an additional 20-bed unit at Detroit Medical Center (DMC) - expected to occur by the end of October
o Pivotal is currently engaged in 43 enrolling studies and providing care in a total of 96 studies.

"By combining double-digit growth in all three of our business segments for the year with careful management of our operating expenses, including a modest reduction in administrative expenses as a percentage of sales for the fourth quarter, we increased net income to over $3 million, more than three times our previous record for profitability in a fiscal year," commented Bruce A. Shear, Pioneer's President and Chief Executive Officer. "Our financial performance in fiscal 2005 demonstrates the leverage we believe we have created in our business model, and we expect to build on this platform to drive additional profitability as we continue to expand our business. Our Pivotal Research segment has substantially improved our presence in the pharmaceutical research arena, resulting in a 261.9 percent increase in revenues from this business, while the 30 beds recently added at the Detroit Behavioral Institute contributed to a substantial increase in patient days. Both of these factors contributed to our increased revenue and improved profitability for both the quarter and the year. In addition to the expansion of our Detroit facility, our recently announced proposed hospital in Las Vegas, Nevada would provide 60 additional beds and would be a meaningful contributor to our revenues and profitability beginning in late 2006 and through 2007. This new hospital would serve a large and growing market in the region and would increase our overall exposure to the currently underserved chemical dependency market. With a focus on continuing to increase efficiencies of our organization by leveraging economies of scale and improving collections in combination with our strong bed growth we believe we are well positioned to drive significant continued profitability.

Financial Results

     Total revenues for the fourth quarter increased 22.3 percent to a record $9.3 million from the $7.6 million in the fourth quarter of fiscal 2004 and up
5.8 percent sequentially from the $8.8 million reported in the third quarter of fiscal 2005, due to growth in revenue from all three operating segments. Net patient care revenue increased 18.0 percent to $7.2 million for the quarter from $6.1 million last year due to an 18 percent increase in patient days. Revenue from pharmaceutical studies increased 50.8 percent to $1.1 million from $746,000 for the fourth quarter of last year, due to the increased study activity related to Pivotal Research Centers, LLC. Contract support services revenue provided by the Company's Wellplace division increased 28.6 percent to $957,000 for the fourth quarter from $744,000 for the fourth quarter one year ago due to the October 2004 increase in the Michigan call center contract, which increased the monthly revenue on this contract from $156,000 to $240,000 per month due to a service expansion.

     Total operating expenses increased 17.2 percent to $8.2 million for the fourth quarter from $7.0 million reported in the same quarter last year but below our revenue growth of 22.3 percent posted for the fourth quarter 2005, indicating improved leverage in our operations. Income from operations for the quarter was $1.0 million for the fourth quarter, compared to income from operations of $561,000 last year. Net income applicable to common shareholders for the three months was a record $1.1 million, or $0.06 per basic and fully diluted share, compared to net income of $532,000, or $0.03 per basic and diluted share for the fourth quarter last year. Net income increased sequentially 24.0 percent compared to the $880,000 reported in the Company's third quarter of fiscal 2005. Net income during the fourth fiscal quarter of 2005 benefited from a $210,000 federal tax benefit or .01 per share gain.

     For fiscal 2005, revenues were a record $34.1 million, a 27.8 percent increase compared to the $26.6 million reported for fiscal 2004. Net patient care revenue increased 16.4 percent to $26.1 million from $22.4 million for fiscal 2004, due to an 18.2 percent increase in patient days for the year. Revenue from pharmaceutical studies increased 261.9 percent or $4.5 million for the year from $1.2 million last year. Contract support services revenue provided by Wellplace increased 16.2 percent to $3.5 million for the year from $3.0 million last year.

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
     Total operating expenses were $30.5 million, a 15.0 percent increase compared to the $26.6 million reported last year. Income from operations for the year was $3.6 million compared to income from operations inclusive of the legal and acquisition expenses of $146,000 last year. Net income applicable to common shareholders for the year was a record $3.2 million, or $0.18 per basic and $0.17 per fully diluted share, compared to a net loss of $257,000, or $(0.02) per basic and fully diluted share for last year. Included in fiscal 2004 results were $1.0 million in one time litigation and settlement expenses.

     The Company's balance sheet continued to strengthen with a current ratio of 1.58:1 on June 30, 2005. Shareholders' equity increased 69.6 percent to $9.1 million on June 30, 2005 from $5.4 million on June 30, 2004.

     Mr. Shear continued, "The fourth quarter concluded what was an exciting fiscal year for the Company, as we had substantial growth across our three business segments, improving profitability, strengthening our balance sheet and enhancing shareholder value. We are building on this momentum, announcing expansion plans for our patient care segment in the Las Vegas Metro area to support our existing growth in Detroit. We anticipate that the remaining 54 beds as part of our phase III expansion in Detroit will come on line in late calendar 2006, giving us the necessary time to ensure adequate utilization of the new facility. We remain focused on expanding our revenue base and are currently on working on several initiatives which we expect to have positive implications on our future financial results while enhancing shareholder value."

Teleconference Information

     Mr. Shear will host a conference call to discuss the fiscal 2005 fourth quarter and year end results on Tuesday, September 20, 2005, at 4:30 p.m. Eastern Time. Interested parties within the United States can access the call by dialing 866-831-6224, and international callers may dial 617-213-8853. Please use passcode 91690600. A replay of the call also will be available until September 27, 2005 at 888-286-8010 for callers within the United States, and 617-801-6888 for international callers. Please use passcode 72912047 for the replay. This call is being webcast by CCBN, and can be accessed at PHC, Inc.'s web site at www.phc-inc.com.

About Pioneer Behavioral Health

     Pioneer Behavioral Health operates companies that provide inpatient and outpatient behavioral health care services, clinical research and Internet- and telephonic-based referral services. The companies contract with national insurance companies, government payors, and major transportation and gaming companies, among others, to provide such services. For more information, please visit www.phc-inc.com or www.haydenir.com.

Statement under the Private Securities Litigation Reform Act of 1995:

This press release may include "forward-looking statements" that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the company and its future plans and objectives. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. For a discussion of these factors and risks, see the company's annual report on Form 10-K for the most recently ended fiscal year.

                                - tables follow -



                                    -- 6 --

PHC, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                     Three Months Ended         Fiscal Year Ended
                                           June 30,                  June 30,
                                      2005          2004        2005          2004
                                     _______________________________________________

Total revenues                     $ 9,272,860  $ 7,584,662  $ 34,063,258  $ 26,648,845
Total operating expenses             8,233,050    7,023,398    30,475,846    26,503,309
                                    __________   __________    ___________  ___________

Income from operations               1,039,810      561,264     3,587,412       145,536
                                    __________   __________    ___________  ___________

Income (loss) before provision
   for taxes                           919,120      532,627     3,082,477      (245,709)
Income tax expense (benefit)          (171,892)          --       (73,423)       11,294
                                    __________   __________    ___________  ___________

Net income (loss) applicable to
  common shareholders               $1,091,012   $  532,454    $3,155,900   $  (257,003)
                                    ==========   ==========    ==========   =============

Basic net income per common share   $     0.06   $     0.03    $     0.18   $     (0.02)
                                    ==========   ==========    ==========   =============

Basic weighted average number of
  shares outstanding
                                    17,877,350   16,551,383    17,574,678    14,731,395
                                    ==========   ==========    ==========   =============

Diluted net income (loss) per
  common share
                                    $     0.06  $      0.03    $     0.17   $     (0.02)
                                    ==========   ==========    ==========   =============

Diluted weighted average number
  of shares outstanding             18,934,642   17,337,923    18,364,076    14,731,395
                                    ==========   ==========    ==========   =============

BALANCE SHEET HIGHLIGHTS

                                                As of 6/30/05     As of 6/30/04
Cash and cash equivalents                        $   917,630      $   594,823
Total Current Assets                              10,529,793        7,631,516
Net Property and Equipment                         1,516,114        1,353,975
                                                 ___________      ___________

Total Assets                                     $17,666,648      $13,311,569
                                                 ===========       ===========

Total Current Liabilities                        $ 6,652,477      $ 7,390,661
Total Long-Term Debt, less current maturities      1,900,022          529,378
                                                 ___________      ___________

Total Liabilities                                  8,564,709        7,944,532
Shareholders' Equity                               9,101,939        5,367,037
                                                 ___________      ___________

Total Liabilities and Equity                     $17,666,648      $13,311,569
                                                 ===========      ===========


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